Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Knology, Inc. (the “Company”) of our report dated September 12, 2003, relating to the combined financial statements of the Pinellas County, Florida and Cerritos, California unincorporated divisions of Verizon Media Ventures Inc. as of December 31, 2001 and 2002, and for the three years ended December 31, 2002, appearing in the Company’s Current Report on Form 8-K filed January 14, 2004, and to the references to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
November 19, 2004